EXHIBIT 17.1

From: David A. Carter [mailto:dacpa@xxxxxxxxx.net]
Sent: Tuesday, November 20, 2007 8:49 AM
To: exnet@xxxxxxxxx.com
Subject: Atomic Guppy/Resignation

November 20, 2007

Mr. Rothschild:

I hereby resign as Secretary of Atomic Guppy, effective immediately.

David A. Carter

David A. Carter, Esq.
David A. Carter, P.A.
One Lincoln Place
1900 Glades Road, Suite 401
Boca Raton, FL. 33431
(561) xxx-xxxx office
(561) xxx-xxxx fax

dacpa@xxxxxxxxx.net